Exhibit 10.9

Ingersoll-Rand plc
170/175 Lakeview Dr.
Airside Business Park
Swords, Co. Dublin, Ireland

February 29, 2020

Gardner Denver Holdings, Inc.
222 East Erie Street, Suite 500
Milwaukee, Wisconsin 53202
Attention: Andy Schiesl, General Counsel

Ladies and Gentlemen:

We refer to the Separation and Distribution Agreement, dated as of April 30, 2019, by and between Ingersoll-Rand plc, a public limited company incorporated in Ireland (“Ingersoll-Rand”) and Ingersoll-Rand U.S. HoldCo Inc., a Delaware corporation (“SpinCo”) (such agreement, the “SDA”).  Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the SDA or the EMA (as defined below).

Ingersoll-Rand and Gardner Denver Holdings, Inc., a Delaware corporation (“Gardner”), hereby agree to the following amendments to the form of Employee Matters Agreement (the “EMA”) attached to the SDA as Exhibit C.

1.	Adjustment to ARL for Certain Non-U.S. Plans

The definition of ARL shall be amended to exclude any liabilities that relate to the following defined benefit pension plans: (a) in Japan: RAP – Retirement Allowance Plan for Employees, DBCPP – Defined Benefit Corporate Pension Plan for Employees, and DRAP – Directors Retirement Allowance Plan; (b) in The Netherlands: INGERSOLL RAND NETHERLANDS B.V. – Contract 30008626 with Nationale-Nederlanden, INGERSOLL RAND EUROPEAN HOLDING COMPANY – Contract 30008605 with Nationale-Nederlanden, and INGERSOLL RAND NETHERLANDS B.V. (Trane) – Contract 30005881 with Nationale-Nederlanden; (c) in Belgium: Thermo King Belgium NV and Thermo King Total Kare Limited VBR – Contract with Vivium; (d) in The United Kingdom: the Moon UK Pension Plan; (e) in the Kingdom of Saudi Arabia: End of Service Plan; and (f) in Turkey: Termination Indemnity Plan (Trane) (each such pension plan, a “Designated Pension Plan”). The assets and liabilities of each Designated Pension Plan shall remain with the original Moon Entity.

In addition, the definition of ARL shall be amended to clarify that the liabilities that relate to the Deferred Compensation Plan with Club Car, Inc. will be included.

Accordingly, the definition of ARL is amended to add the following sentence immediately prior to the end thereof:

“For the avoidance of doubt, (A) such aggregate gross Liabilities shall not include any Liabilities attributable to a Designated Pension Plan and (B) the Deferred Compensation Plan with Club Car, Inc. (and any individual agreements with respect thereto) shall be deemed to be a nonqualified defined benefit pension plan obligation under clause (iii) of the immediately preceding sentence.”

Additionally, the defined term “Designated Pension Plan” shall be added to Article I to read as follows:

“Designated Pension Plan means each of: (a) in Japan: RAP – Retirement Allowance Plan for Employees, DBCPP – Defined Benefit Corporate Pension Plan for Employees, and DRAP – Directors Retirement Allowance Plan; (b) in The Netherlands: INGERSOLL RAND NETHERLANDS B.V. – Contract 30008626 with Nationale-Nederlanden, INGERSOLL RAND EUROPEAN HOLDING COMPANY – Contract 30008605 with Nationale-Nederlanden, and INGERSOLL RAND NETHERLANDS B.V. (Trane) – Contract 30005881 with Nationale-Nederlanden; (c) in Belgium: Thermo King Belgium NV and Thermo King Total Kare Limited VBR – Contract with Vivium; (d) in The United Kingdom: the Moon UK Pension Plan; (e) in the Kingdom of Saudi Arabia: End of Service Plan; and (f) in Turkey: Termination Indemnity Plan (Trane). For the avoidance of doubt, each Designated Pension Plan is a Moon Benefit Plan and each such Designated Pension Plan and the assets and liabilities thereof will not transfer to or with any SpinCo Entity in connection with the Distribution and shall remain with the Moon Group from and after the Distribution Time.”

2.	Moon and Clover Savings Plan

Section 3.02 is amended to provide that, in lieu of Gardner establishing or maintaining a tax-qualified defined contribution 401(k) plan for the benefit of SpinCo Employees and Former SpinCo Employees, Ingersoll-Rand has caused one of SpinCo’s U.S. subsidiaries, to establish a tax-qualified defined contribution 401(k) plan for the benefit of the SpinCo Employees and Former SpinCo Employees that will be assumed by the Clover Group as a SpinCo Benefit Plan.

Accordingly, Sections 3.02(b) and (c) are hereby amended to read, in their entirety, as follows:

“(b) SpinCo Savings Plan. Effective January 1, 2020, Moon has taken all actions necessary and appropriate to cause Ingersoll-Rand Industrial U.S., Inc., a wholly owned U.S. Subsidiary of SpinCo, to establish and maintain for the benefit of SpinCo Employees, Former SpinCo Employees, and Plan Payees the Ingersoll-Rand Industrial U.S., Inc. Employee Savings Plan (such plan and its related trust(s), the “SpinCo Savings Plan”), a defined contribution plan qualified under Section 401(a) of the Code that includes a cash or deferred arrangement qualified under Section 401(k) of the Code that is a participant-directed individual account plan that complies with Section 404(c) of ERISA. Prior to the Effective Time, Moon shall have taken all actions necessary and appropriate to establish or to cause SpinCo, or one of SpinCo’s U.S. Subsidiaries to establish a related trust or trusts exempt under Section 501(a) of the Code to be effective no later than the Effective Time.

(c) Spin-Off of the Moon Savings Plans and Merger into the SpinCo Savings Plan. Effective as of January 1, 2020, Moon caused the Ingersoll-Rand Company Employee Savings Plan and the Ingersoll-Rand Company Employee Savings Plan for Bargained Employees (collectively, the “Moon Savings Plans”) to spin off to the SpinCo Savings Plan the portions of the Moon Savings Plans which are attributable to the SpinCo Employees and Former SpinCo Employees, as well as to any respective Plan Payees, such spin-off included (without limitation) any and all of such individual’s accounts (but excluding zero balance accounts), Liabilities, related Assets, unvested amounts, un-locatable participant accounts, and outstanding loan balances. Effective prior to, or as of, the Distribution Date, the assets of the SpinCo Savings Plan shall be transferred from the Ingersoll-Rand Employee Savings Plan Master Trust holding assets of the defined contribution plans sponsored by members of the Moon Group into a separate trust solely for the benefit of participants, beneficiaries and Plan Payees of the SpinCo Savings Plan.

Effective as of the Effective Time, Clover (acting directly or through members of the Clover Group or the SpinCo Group) hereby agrees to assume and adopt the SpinCo Savings Plan for the benefit of all SpinCo Employees, Former SpinCo Employees and Plan Payees as a SpinCo Benefit Plan.”

Accordingly, the definition of “Clover Savings Plan” in Article I shall be removed; and the definition of “Moon Savings Plan” in Article I shall be amended (and renamed as “Moon Savings Plans”) and the following defined terms shall be added to Article I, in each case to read as follows:

“Moon Savings Plans has the meaning specified in Section 3.02(c).

SpinCo Savings Plan has the meaning specified in Section 3.02(b).”

3.	Short-Term Bonuses for Closing Plan Year

Section 3.07 of the EMA is amended to provide that the bonus payable to each bonus-eligible SpinCo Employee for the elapsed period from January 1, 2020 through the Distribution Date and the pre-Distribution Date portion of the retention bonus payable to each eligible SpinCo Employee shall be payable no later than 60 days after the Distribution Date (except with respect to the stub period bonuses to SpinCo Employees located in the jurisdictions set forth on Exhibit A hereto, in which case such stub period bonuses shall be payable no later than 75 days after the Distribution Date), and to reflect that the applicable payroll and reimbursement procedures for such payments. In addition, Section 3.07 of the EMA is amended to provide that, with respect to bonus-eligible SpinCo Employees who participate in the monthly, quarterly and annual sales incentive plans or the German local incentive plan that is subject to the German works council, Ingersoll-Rand will pass through an accrual for the benefit of SpinCo.

Accordingly, the first sentence of Section 3.07 is replaced in its entirety and redesignated as Sections 3.07(a), 3.07(b) and 3.07(c) as follows:

“(a) Prior Period Bonuses. Immediately prior to the Distribution Time, Moon shall have paid all earned but unpaid bonuses, commissions, and other cash-based incentive compensation due to any SpinCo Employee or Former SpinCo Employee under any Employee Agreement, SpinCo Benefit Plan, or Moon Benefit Plan in respect of periods prior to the Closing Plan Year.

(b) Stub Period and Retention Bonuses.

(i) No later than 45 days after the Distribution Date, Moon shall (A) provide to Clover a report (the “Stub Period and Retention Bonus Report”) of the amount in the local currency applicable to each SpinCo Employee, to be paid (1) to each bonus-eligible SpinCo Employee calculated based on actual performance through the Distribution Date or assuming the target level of performance, in each case as determined by Moon in its sole discretion, pursuant to any bonus, commission or cash-based incentive program of the Moon Group in which such SpinCo Employee is a participant immediately prior to the Distribution Date, prorated to correspond with the SpinCo Employee’s applicable period of employment with Moon during the Closing Plan Year (the “Stub Period Bonus”), and (2) to each SpinCo Employee as the pre-Closing portion of the retention bonus payment in connection with the successful completion of the Merger (the “Retention Bonus”) under the terms of such SpinCo Employee’s retention bonus letter agreement with Moon, as described in item 1 of Section 7.2(a)(xi)(A) of the SpinCo Disclosure Letter to the Merger Agreement and (B) remit to Clover payment of the aggregate amount of the Stub Period Bonuses and Retention Bonuses to SpinCo Employees who will receive payment of their Stub Period Bonuses and Retention Bonuses, as applicable, from Clover and its Subsidiaries (for the sake of clarity, solely with respect to payrolls that are not administered by Moon under the Transition Services Agreement (“Clover Payrolls”)), as described in Section 3.07(b)(ii) below.

(ii) No later than 60 days after the Distribution Date (and, with respect to the Stub Period Bonuses in the case of jurisdictions listed on Exhibit A, no later than 75 days after the Distribution Date), Moon (with respect to payrolls that are administered, in whole or in part, by Moon under the Transition Services Agreement (“Moon Payrolls”)) or Clover (with respect to Clover Payrolls) shall cause to be paid to each SpinCo Employee, the Stub Period Bonus and the Retention Bonus (if any), in each case, as identified on the Stub Period and Retention Bonus Report; provided that all such Stub Period Bonuses and Retention Bonuses shall be paid in one or more special off-cycle payrolls specifically dedicated to such Stub Period Bonus and Retention Bonus payments. With respect to the Moon Payrolls, Moon shall be responsible for the costs of such off-cycle payrolls and shall not include any such costs (including any incremental costs associated therewith) in the fees, costs or expenses under the Transition Services Agreement. With respect to the Clover Payrolls, Moon shall reimburse Clover for all costs and expenses incurred by Clover and its Subsidiaries to complete any such off-cycle payrolls, including, without limitation, a reasonable allocation of costs for reasonable time spent directly on actual administration of the off-cycle payrolls by employees of Clover and its Subsidiaries (the “Off-Cycle Payroll Costs”), as described below.

(iii) No later than five Business Days after the payment dates of the Stub Period Bonuses and Retention Bonuses, Moon (with respect to the Moon Payrolls) and Clover (with respect to the Clover Payrolls) shall provide to the other Party, a report evidencing the payment of the Stub Period Bonuses and Retention Bonuses paid, which includes, for each SpinCo Employee, as applicable, the SpinCo Employee’s name and tax jurisdiction, the Stub Period Bonus payment amount, the Retention Bonus payment amount, the employer portions of FICA and any other similar employment taxes that are payable in respect of the Stub Period Bonus and the Retention Bonus and the employer matching contributions or other defined contribution plan non-elective contributions that are payable in respect of the Stub Period Bonus (such employment taxes and employer contribution amounts, the “Additional Amounts”). No employer matching or other defined contribution plan non-elective contributions are due on the Retention Bonus payment amounts, and Moon and Clover, as applicable, shall choose appropriate wage codes for payment of such Retention Bonuses to ensure that the Retention Bonus payment amounts are not eligible compensation for defined contribution plan purposes.

(iv) No later than two Business Days after the date that Clover provides to Moon any report described in Section 3.07(b)(iii) above, Moon shall remit to Clover payment of the aggregate Additional Amounts related to the Stub Period Bonuses and Retention Bonuses paid by Clover and its Subsidiaries with respect to the Clover Payrolls. As soon as practicable following the payment of the Stub Period Bonuses and Retention Bonuses, Clover shall provide Moon with an invoice for the Off-Cycle Payroll Costs and Moon shall reimburse Clover such amounts within 10 Business Days after receipt thereof.

(v) For the purpose of determining any amounts to be remitted or reimbursed to Clover under this Section 3.07(b) that are reported in any report or invoice prepared by the Parties in a currency other than U.S. dollars, each local currency shall be converted to U.S. dollars calculated using the Bloomberg FX Fixing (BFIX) rate for the applicable local currency as published on the Bloomberg Terminal two Business Days prior to the date on which such amount is remitted or reimbursed to Clover.

(c) Designated Sales Incentive Plans. With respect to bonus-eligible SpinCo Employees who participate in a monthly, quarterly or annual sales incentive plan or in the German local incentive plan that is subject to the German works council (each monthly, quarterly or annual sales incentive plan and such German local incentive plan, a “Designated Sales Incentive Plan”), in each case in respect of a specified monthly, quarterly or annual incentive period that includes the elapsed time period between January 1, 2020 and the Distribution Date, Moon shall pass through an accrual for the benefit of SpinCo for the sales incentive amounts payable to such SpinCo Employees under the Designated Sales Incentive Plans, which accrual is through the Distribution Date and is determined based on target performance for the applicable incentive period, and Clover and its Subsidiaries shall pay the sales incentive payments actually earned by such SpinCo Employees as and when due under the terms of such Designated Sales Incentive Plans (including terms applicable in connection with a termination of employment).”

Additionally, the second sentence of Section 3.07 is redesignated as Section 3.07(d).

Finally, the following defined terms shall be added to Article I, in each case to read as follows:

“Additional Amounts has the meaning specified in Section 3.07(b).

Clover Payrolls has the meaning specified in Section 3.07(b).

Designated Sales Incentive Plan has the meaning specified in Section 3.07(c).

Moon Payrolls has the meaning specified in Section 3.07(b).

Off-Cycle Payroll Costs has the meaning specified in Section 3.07(b).

Retention Bonus has the meaning specified in Section 3.07(b).

Stub Period Bonus has the meaning specified in Section 3.07(b).

Stub Period and Retention Bonus Report has the meaning specified in Section 3.07(b).”

4.	Vested Options held by Employees in China

Section 4.02(a) of the EMA is amended to provide that any vested Moon Stock Option held by a SpinCo Employee who is subject to the Wujiang China SAFE filing (the “China SAFE Filing”) and that would otherwise qualify as a Vested Moon Stock Option will be excluded from the definition of Vested Moon Stock Option and be treated as an Unvested Moon Stock Option under Section 4.02(b)(ii), and that Clover shall be solely responsible for any associated expense or financial impact to Clover arising therefrom without recourse to Moon. In addition, neither Party shall (and shall not permit any of its Affiliates, including with respect to Moon, the Moon Group, and with respect to Clover, the Clover Group to) de-register or otherwise take any action to close down the China SAFE Filing prior to April 30, 2020.

Accordingly, Section 4.02(a) is redesignated as 4.02(a)(i) and the first sentence thereof will be amended to read as follows:

“Except as otherwise provided in Section 4.02(a)(ii) in the case of Vested Moon China Stock Options, each Moon Stock Option that is vested by its terms immediately prior to the Distribution Time, (each, a “Vested Moon Stock Option”), regardless of who holds such Vested Moon Stock Option, shall remain an option to purchase shares of Moon Common Stock issued under the applicable Moon Stock Plan (each such award, an “Adjusted Vested Moon Stock Option”).”

A new Section 4.02(a)(ii) is added to read as follows:

“Each Moon Stock Option that is vested by its terms immediately prior to the Distribution Time and is held by a SpinCo Employee who is subject to the Wujiang China SAFE filing (the “China SAFE Filing”) (each, a “Vested Moon China Stock Option”) shall be converted as of the Effective Time into a Clover Stock Option as provided under Section 4.02(b)(ii), provided that for such purpose each reference therein to an “Unvested Moon Stock Option” shall be deemed to refer to a “Vested Moon China Stock Option”. Clover agrees that the Clover Group shall be solely and exclusively responsible (and shall indemnify each Moon Entity) for all obligations, Liabilities, costs and expenses to the Clover Group resulting from the transactions contemplated under this Section 4.02(a)(ii). In addition, neither Party shall (and shall not permit any of its Affiliates, including with respect to Moon, the Moon Group, and with respect to Clover, the Clover Group to) de-register or otherwise take any action to close down the China SAFE Filing prior to April 30, 2020.”

Additionally, the following defined terms shall be added to Article I to read as follows:

“China SAFE Filing has the meaning specified in Section 4.02(a)(ii).

Vested Moon China Stock Option has the meaning specified in Section 4.02(a)(ii).”

5.	FICA Tax and Other Employment Tax Payments for Moon Equity Awards.

Section 4.09 of the EMA is amended to set forth certain procedures for determining the computation of FICA and other employment taxes owed by the employer in respect of exercises of Adjusted Vested Moon Stock Options and the settlement of Moon PSUs held by SpinCo Employees.

Accordingly, Section 4.09 of the EMA is redesignated as Section 4.09(a) and new Sections 4.09(b) and 4.09(c) are added to read as follows:

“(b) Following the end of each calendar quarter in which has occurred any exercise by a SpinCo Employee of an Adjusted Vested Moon Stock Option or settlement of a Moon PSU held by a SpinCo Employee, in each case that gives rise to FICA taxes, Clover will provide a report to Moon setting forth for each SpinCo Employee, (A) the aggregate wages for FICA purposes attributable to such exercise or settlement and (B) the employer portion of FICA taxes related thereto, which shall be determined based on such SpinCo Employee’s FICA wages earned from the first day of such calendar year through the date of such exercise or settlement (without regard to the source of such FICA wages). Clover shall also provide Moon with documentary backup (i.e., report from third-party equity plan administrator and summary payroll report for the calendar year through the end of the applicable calendar quarter) evidencing the items in the preceding clauses (A) and (B).

Within 30 days following receipt of such report and documentary backup, Moon shall wire to Clover the amount of the employer portion of FICA taxes payable in respect of such exercise of an Adjusted Vested Moon Stock Option or settlement of any Moon PSU held by a SpinCo Employee.

(c) Similarly, following the end of each calendar quarter in which has occurred any exercise by a SpinCo Employee of an Adjusted Vested Moon Stock Option or settlement of a Moon PSU held by a SpinCo Employee, in each case that gives rise to required employment taxes or social insurance (or similar) payments to a Governmental Authority that are owed by an employer, Clover shall provide Moon with documentary backup (e.g., year-to-date wage statements) evidencing the actual payments by Clover of such employer taxes or other payments during such calendar quarter. Within 30 days following receipt of such documentation, Moon shall wire to Clover reimbursement for such employer taxes and other payments. In the event that Clover or its Subsidiaries receives a refund of any such employer taxes or other payments that were the subject of a Moon reimbursement payment, such refund shall be paid promptly by Clover to Moon (and, in the event that any refund is not able to be specifically allocated to any particular reimbursement payment, Clover shall promptly pay to Moon its pro rata portion of such refund (determined as the ratio of the amount of the Moon reimbursements in respect of the applicable taxes or other payments to the total amount of applicable taxes and other payments paid by Clover and its Subsidiaries in respect of the taxable year for which such refund is received)).”

6.	Ingersoll Rand MBA Program

A new Section 3.14 of the EMA is hereby added to read as follows:

“MBA Program. Clover acknowledges that (a) Moon maintains a high potential key talent program, which is known as the ‘Ingersoll Rand MBA Program’ and which is run jointly through the Kelley School of Business and Manchester University (the “MBA Program”); (b) the terms of the MBA Program, as well as the names of the SpinCo Employees who are currently in the MBA Program for the 2017, 2018 and 2019 cohorts have been previously disclosed to Clover. Clover hereby agrees to assume all Liabilities related to the MBA Program with respect to the SpinCo Employees in the 2017, 2018 and 2019 cohorts for the MBA Program previously disclosed to Clover.”

Additionally, the following defined term shall be added to Article I to read as follows:

“MBA Program has the meaning specified in Section 3.14.”

7.	Non-Backfill of Conveying Employee Positions; Other Employee Movements

Ingersoll-Rand and Gardner acknowledge that (i) certain individuals who would have been SpinCo Employees resigned from their employment prior to the Distribution Time, and that such positions have not been backfilled and (ii) certain employees have transferred employment from a Moon Entity to a SpinCo Entity and vice-versa. As of the date hereof, such employees are listed on Exhibit B hereto, which Exhibit shall be updated not later than February 24, 2020 to reflect any additional individuals that Ingersoll-Rand and Gardner agree should be included on such Exhibit. Ingersoll-Rand and Gardner hereby agree that the foregoing shall be deemed not to result in a violation of any of the covenants under Section 7.1 or 7.2 of the Merger Agreement, and that the functions of such non-backfilled positions are neither required nor subject to transition services under the Transition Services Agreement, dated as of February 29, 2020, by and between Ingersoll-Rand and SpinCo (the “TSA”).

8.	Transfer of Personnel Records and Authorization

Ingersoll-Rand and Gardner acknowledge that certain Benefit Management Records for SpinCo Employees and Former SpinCo Employees (that are not contained within the applicable PeopleSoft HRIS system) may exist in physical form throughout various Company locations (or at offsite locations), and may be commingled with records of Employees (other than SpinCo Employees and Former SpinCo Employees), and that it will take significant time to locate and properly identify and segregate the applicable Benefit Management Records.   Accordingly, Section 7.02 of the EMA is amended to provide that Ingersoll-Rand will transfer Benefit Management Records for SpinCo Employees and Former SpinCo Employees as soon as administratively practicable following the Distribution Date (or as commercially reasonable on an expedited basis following a time-sensitive request from Clover).

Accordingly, the first sentence of Section 7.02 is hereby amended to read, as follows:

“Subject to any limitation imposed by applicable Law, prior to the Distribution Date or as soon as administratively practicable (on commercially reasonable expedited basis) after the Distribution Date, Moon shall have transferred and assigned or shall transfer and assign, as applicable, to SpinCo (to the extent not previously transferred electronically as part of the SpinCo PeopleSoft HRIS/payroll systems or otherwise), all personnel records, all immigration documents, including I-9 forms and work authorizations, all payroll deduction authorizations and elections, whether voluntary or mandated by Law, including but not limited to W-4 forms and deductions for benefits under the applicable Moon Benefit Plan, and all absence-management records, Family and Medical Leave Act records, insurance beneficiary designations, flexible spending account and dependent care account enrollment confirmations, attendance, and return-to-work information relating to SpinCo Employees and Former SpinCo Employees who participate in Moon Benefit Plans (“Benefit Management Records”).  Notwithstanding the foregoing, in the event that any Benefit Management Records for SpinCo Employees and Former SpinCo Employees have not previously been transferred and assigned to SpinCo, Clover may reasonably request any such records (including, for example, for benefit administration or personnel management purposes) and Moon shall transfer and assign such Benefit Management Records to SpinCo as soon as administratively practicable following such request (and on a commercially reasonable expedited basis in the case of time-sensitive requests).”

9.	Accrued Dividend Equivalents

Section 4.07 is amended to clarify that Ingersoll-Rand shall be liable for accrued dividend equivalents on Moon RSUs and Moon PSUs that it retains and Gardner is liable for accrued dividend equivalents on the Clover RSUs that it issues.

Accordingly, a new Section 4.07(e) is added to read as follows:

“Accrued Dividend Equivalents. For the avoidance of doubt, Moon shall be responsible for all Liabilities with respect to accrued dividend equivalents on the Moon RSUs that it retains pursuant to Section 4.03(a) and the Moon PSUs that it retains pursuant to Section 4.04(a) and Clover shall be liable for accrued dividend equivalents on the Clover RSUs that it awards pursuant to Section 4.03(b) and Section 4.04(b). As soon as possible after the Distribution Date, Moon shall provide Clover a report, for each SpinCo Employee, of all accrued dividend equivalents on Moon RSUs and Moon PSUs held by such SpinCo Employee immediately prior to the Distribution Time.”

10.	Amendment to the Formula for Determining the Number of Clover RSUs to be Granted to Eligible SpinCo Employees to Replace Forfeited Moon PSUs

Section 4.04(b) is amended to revise the formula for calculating the number of Clover RSUs to be issued to eligible SpinCo Employees in replacement of their forfeited Moon PSUs.

Accordingly, clause (x) in the first Sentence of Section 4.04(b) is deleted in its entirety and replaced as follows:

“(x) equals the average percentage payout of shares of Moon Common Stock earned by all eligible participants who were employed for the full performance period with respect to Moon PSUs under the Moon Stock Plans for each of the three years ending prior to the Closing Plan Year, measured as of the date of settlement of such awards, multiplied by each SpinCo Employee’s outstanding Moon PSU award measured at target and”.

11.	HRA Retiree Medical Claims Timing

Section 3.08(b) is amended to revise the time at which claims are deemed to be incurred with respect to HRA retiree medical liabilities, in order to properly ensure that the future claims are paid from the accounts passed through to the Clover Group, as the EMA does not properly contemplate a defined contribution retiree medical arrangement.

Accordingly, the last sentence of Section 3.08(b) of the EMA is deleted in its entirety and replaced as follows:

“For purposes of this Section 3.08(b) and Section 3.08(c), a claim is deemed to be incurred (i) with respect to medical, dental, vision, or prescription drug benefits (other than benefits described in clause (iv)), as applicable, on the date on which the services are performed or the goods are provided, regardless of when the injury or medical condition giving rise to the claim occurred, (ii) with respect to life, accidental death and dismemberment, and business travel accident insurance, on the date on which the event giving rise to such claim occurs, (iii) with respect to disability benefits, on the date on which a person’s disability begins, as determined by the disability benefit insurer or claims administrator, giving rise to such claim, and (iv) with respect to retiree medical claims to be paid from a health reimbursement account, on the date when the request for reimbursement, including appropriate documentation, is received by the health reimbursement account claims administrator.”

Except as expressly set forth herein, this letter agreement shall not alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the SDA, the TSA, or any other Transaction Document, all of which shall continue in full force and effect, and shall not, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the SDA, the TSA, or any other Transaction Document.

This letter agreement may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Ingersoll-Rand and Gardner, and may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, will constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this letter agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this letter agreement. Article IX of the SDA is incorporated herein by reference, mutatis mutandis.

Please confirm your understanding and agreement with the foregoing by signing and dating the enclosed copy of this letter and returning it to us.

Sincerely,

INGERSOLL-RAND PLC

By:	/s/	Sara W. Brown

Name:		Sara W. Brown
Title:		Assistant Secretary

INGERSOLL-RAND U.S. HOLDCO, INC.

By:	/s/	Sara W. Brown

Name:		Sara W. Brown
Title:		Assistant Secretary

[Signature Page to Omnibus Side Letter]

ACCEPTED AND AGREED:

GARDNER DENVER HOLDINGS, INC.

By:	/s/	Andy Schiesl

Name:		Andy Schiesl
Title:		General Counsel

[Signature Page to Omnibus Side Letter]

Exhibit A

1.	Australia
2.	Brazil
3.	Chile
4.	Germany
5.	Ireland
6.	Singapore
7.	United Kingdom

Exhibit B

See Separate Attachment